Contact:	David Felsenthal	The Advisory Board Company
	Chief Financial Officer	2445 M Street, N.W.
	202.266.5876	Washington, D.C. 20037
	jacobsg@advisory.com	www.advisoryboardcompany.com

THE ADVISORY BOARD COMPANY REPORTS FISCAL 2005

FOURTH QUARTER AND YEAR-END RESULTS

Company Reports Quarterly Revenue Growth of 17% and Member Renewal Rate of 92%;
New Membership Program Announced

WASHINGTON, D.C. — (May 5, 2005) — The Advisory Board Company (NASDAQ: ABCO) today announced financial results for the fourth quarter and fiscal year ended March 31, 2005. For the quarter, revenues increased 17% to $37.7 million, from $32.2 million for the fourth quarter of fiscal 2004. Net income was $6.4 million, or $0.33 per diluted share, compared to $5.0 million, or $0.26 per diluted share, for the same period a year ago. Pro forma net income for the quarter, which excludes stock option related expense, increased 22% to $7.0 million, or $0.36 per diluted share, from $5.7 million, or $0.30 per diluted share last year.

Revenues for the year ended March 31, 2005 increased 16% to $141.6 million, from $121.8 million in fiscal 2004. Net income for the period was $23.3 million, or $1.22 per diluted share, compared to $18.7 million, or $1.00 per diluted share, for the same period a year ago. Pro forma net income for the fiscal year, which excludes stock option related expenses and includes income taxes at 41.0%, was $24.3 million versus $19.7 million in the prior year. Pro forma EPS per diluted share for fiscal 2005 increased 20% to $1.27 versus $1.06 for the prior year period.

Contract value grew 17% to $146.1 million as of March 31, 2005, up from $124.9 million as of March 31, 2004. The Company’s member renewal rate for fiscal 2004 was 92% versus 87% in the prior year. At the end of the fiscal year, the Company increased its membership base to 2,572 institutions, with average contract value per member institution growing to $56,819.

Frank Williams, Chairman and Chief Executive Officer of The Advisory Board Company, commented, “Overall, we are very pleased with our financial results both for the fourth quarter and for the fiscal year. We delivered quarterly revenue growth of 17% with pro forma EPS growth of 20% and continued operating margin expansion. Our growth continues to be driven by our success in four key areas: the addition of new member institutions, price increases, cross-selling existing programs to our current members, and new program launches.”

He added, “We also achieved a member renewal rate of 92%, well exceeding our historical range. This metric is a key indicator of product quality and member satisfaction and is a critical factor in establishing our platform for future growth. This year’s performance indicates that our strong research agendas, proven best practices, and ongoing commitment to enhancing the applicability and impact of our work, are helping our members to address their most important strategic and operational issues through a very cost-effective model.”

“I am also pleased to announce our latest launch, the Nursing Business Performance Program. This new membership provides a comprehensive program to assist Chief Nurse Executives in building and hardwiring optimal nursing productivity and business performance across the organization. Through best practice research, comparative benchmarks, and web-based software tools for productivity management, the Nursing Business Performance Program empowers the nursing organization to optimize staffing, reduce labor variances, and improve overall unit performance. The combination of services enhances a member institution’s ability to deliver high-quality patient care and satisfy a demanding workforce while improving staff productivity and overall cost-efficiency. As always, this program benefited from the advice and guidance of a stellar group of charter members, including MedCath, Inc., INTEGRIS Health, Mercy Hospital and Medical Center in Chicago, Tallahassee Memorial Health Care and Huron Valley-Sinai Hospital, part of Detroit Medical Center.”

Share Repurchase

During the three months ended March 31, 2005, the Company repurchased 249,876 shares of its common stock at a total cost of approximately $9.9 million.

Outlook for Remainder of Calendar Year 2005

The Company reiterated its previously announced guidance for the next calendar quarter of $38.0 million of revenue and pro forma earnings per diluted share of $0.33. Combined with results from the quarter ended March 31, 2005, the Company’s full calendar year revenue and pro forma earnings per diluted share guidance is $156.8 million and $1.40, respectively.

Annual Meeting of Stockholders

The Company also announced it has changed the date of its annual meeting of stockholders. The meeting, previously scheduled for August 24, 2005, will now be held on September 12, 2005.

The Company will hold an investor conference call to discuss its fourth quarter performance this evening, May 5, 2005, at 5:00 p.m. Eastern Daylight Time. The conference call will also be available via live web cast on the Company’s web site at www.advisoryboardcompany.com in the section entitled “Investor Information” found under the tab “About Us.” To participate by telephone, the dial-in number is 800-798-2864 and the access code is 45637548. Investors are advised to dial-in at least five minutes prior to the call to register. The web cast will be archived for seven days: from 7:00 p.m. Thursday, May 5, until 7:00 p.m. Thursday, May 12, 2005.

About The Advisory Board Company

The Advisory Board Company provides best practices research and analysis to the health care industry, focusing on business strategy, operations and general management issues. The Company provides best practices and research through discrete annual programs to a membership of more than 2,500 hospitals, health systems, pharmaceutical and biotech companies, health care insurers, and medical device companies in the United States. Each program typically charges a fixed annual fee and provides members with best practices, research reports, executive education and other supporting research services.

The Company believes its calculations of pro forma income from operations, net income and diluted earnings per share provide additional information about the Company’s ongoing operating performance as well as additional information to compare to prior periods. Pro forma results exclude stock option related expenses and include income taxes at an effective rate of 41% for fiscal year 2005. For historical results, a reconciliation between pro forma and GAAP is shown in the attached schedule. The Company is not able to reconcile its outlook for the remainder of calendar year 2005 to GAAP as stock option related expense is dependent upon a number of unknown factors, including the extent (if any) to which employee stock options are exercised and future stock price.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by certain factors, among others, set forth below and in the Company’s filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, the dependence on renewal of membership based services, dependence on key personnel, the need to attract and retain qualified personnel, management of growth, new product development, competition, risks associated with anticipating market trends, industry consolidation, variability of quarterly operating results and various factors that could affect the estimated tax rate. These factors are discussed more fully in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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THE ADVISORY BOARD COMPANY
STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ending		Selected	Twelve Months Ending		Selected
	March 31,		Growth	March 31,		Growth
	2005	2004	Rates	2005	2004	Rates
Statements of Operations
Revenues	$37,738	$32,185	17.3%	$141,649	$121,847	16.3%

Cost of services	15,455	13,092		58,354	50,167
Member relations and marketing	7,604	6,447		28,347	24,599
General and administrative	3,608	3,604		15,965	15,445
Depreciation and loss on disposal of assets	428	303		1,820	1,415
Stock option related expense	937	1,230		1,253	1,673
Income from operations	9,706	7,509		35,910	28,548
Interest income	1,161	869		3,971	2,911
Income before provision for income taxes	10,867	8,378		39,881	31,459
Provision for income taxes	(4,455)	(3,393)		(16,534)	(12,739)
Net income	$6,412	$4,985		$23,347	$18,720

Earnings per share
Basic	$0.35	$0.30		$1.32	$1.19
Diluted	$0.33	$0.26	26.9%	$1.22	$1.00	22.0%
Weighted average common shares outstanding
Basic	18,303	16,709		17,738	15,745
Diluted	19,428	19,063		19,161	18,680
Percentages of Revenues
Cost of services	41.0%	40.7%		41.2%	41.2%
Member relations and marketing	20.1%	20.0%		20.0%	20.2%
General and administrative	9.6%	11.2%		11.3%	12.7%
Depreciation and loss on disposal of assets	1.1%	0.9%		1.3%	1.2%
Income from operations	25.7%	23.3%		25.4%	23.4%
Net income	17.0%	15.5%		16.5%	15.4%
Contract Value (at end of period)	$146,137	$124,929	17.0%

RECONCILIATION OF PRO FORMA RESULTS
(In thousands, except per share data)

Pro forma data (1) (2):
Income from operations	$9,706	$7,509		$35,910	$28,548
Stock option related expense	937	1,230		1,253	1,673
Pro forma income from operations	10,643	8,739		37,163	30,221
Interest income	1,161	869		3,971	2,911
Pro forma income before
provision for income taxes	11,804	9,608		41,134	33,132
Pro forma provision for income taxes	(4,840)	(3,891)		(16,865)	(13,418)
Pro forma net income	$6,964	$5,717		$24,269	$19,714

Pro forma earnings per share
Basic	$0.38	$0.34		$1.37	$1.25
Diluted	$0.36	$0.30	20.0%	$1.27	$1.06	19.8%
Percentages of Revenues
Pro forma income from operations (1)	28.2%	27.2%		26.2%	24.8%
Pro forma net income (1) (2)	18.5%	17.8%		17.1%	16.2%

(1) Excludes stock option related expense.
(2) Includes income taxes of 41.0% for the fiscal year ending March 31, 2005.

THE ADVISORY BOARD COMPANY

CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$27,867	$41,389
Marketable securities	3,003	3,737
Membership fees receivable, net	21,320	14,338
Prepaid expenses and other current assets	2,430	1,745
Deferred income taxes	19,774	17,123
Total current assets	74,394	78,332
Fixed assets, net	9,023	6,701
Deferred incentives and other charges	6,189	3,751
Deferred income taxes, net of current portion	33,489	20,532
Marketable securities	122,044	94,683
Total assets	$245,139	$203,999

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenues	$82,262	$72,410
Accounts payable and accrued liabilities	8,733	8,262
Accrued incentive compensation	7,820	7,704
Total current liabilities	98,815	88,376
Long-term liabilities:
Other liabilities	1,011	—
Total liabilities	99,826	88,376
Stockholders’ equity:
Common stock	199	183
Additional paid-in capital	142,040	88,885
Retained earnings	27,924	37,694
Accumulated elements of comprehensive income	(1,273)	1,031
Treasury stock	(23,577)	(12,170)
Total stockholders’ equity	145,313	115,623

Total liabilities and stockholders’ equity	$245,139	$203,999

THE ADVISORY BOARD COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fiscal Year Ended March 31,
	2005	2004
Cash flows from operating activities:
Net income	$23,346	$18,720
Adjustments to reconcile net income to net cash provided by
operating activities -
Depreciation	1,704	1,415
Loss on disposal of fixed assets	116	—
Deferred income taxes	16,867	12,644
Amortization of marketable securities premiums	724	755
Changes in operating assets and liabilities:
Membership fees receivable	(6,982)	(5,104)
Prepaid expenses and other current assets	(351)	(145)
Deferred incentives and other charges	(2,438)	(1,492)
Deferred revenues	9,852	8,757
Accounts payable and accrued liabilities	268	3,356
Accrued incentive compensation	116	805
Other liabilities	1,011	—

Net cash flows provided by operating activities	44,233	39,711

Cash flows from investing activities:
Purchases of property and equipment	(4,142)	(5,225)
Redemptions of marketable securities	20,713	13,350
Purchases of marketable securities	(51,940)	(54,661)
Net cash flows used in investing activities	(35,369)	(46,536)

Cash flows from financing activities:
Proceeds from issuance of stock from exercise of options	21,846	26,772
Reimbursement of offering costs	188	149
Payment of offering costs	(163)	(169)
Issuance of common stock under employee stock purchase plan	276	331
Purchase of treasury shares	(44,533)	(12,170)
Net cash flows (used in) provided by financing activities	(22,386)	14,913

Net (decrease) increase in cash and cash equivalents	(13,522)	8,088
Cash and cash equivalents, beginning of period	41,389	33,301
Cash and cash equivalents, end of period	$27,867	$41,389